UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RUBICON FINANCIAL INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	13-3349556
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4100 Newport Place, Suite 600
Newport Beach, California 92660
(Address of Principal Executive Offices, including ZIP Code)

Rubicon Financial Incorporated 2007 Acquisition Stock Plan Rubicon Financial Incorporated 2009 Attorneys Compensation Plan
(Full title of the plans)

Joseph Mangiapane, Jr.
4100 Newport Place, Suite 600
Newport Beach, California 92660
(Name and address of agent for service)

(949) 798-7220
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
$0.001 par value common stock	5,000,000	(2)	$0.11	$550,000	$30.69
$0.001 par value common stock	200,000	(3)	$0.11	$22,000	$1.23
TOTALS	5,000,000		$0.11	$572,000	$31.92

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of  July 28, 2009.

(2)
These shares will be issued under the Rubicon Financial Incorporated 2007 Acquisition Stock Plan. This Registration Statement shall be deemed to include any additional shares that may be issued as a result of a stock split, stock dividend or other anti-dilution provision.

(3)	These shares will be issued under the Rubicon Financial Incorporated 2009 Attorneys Compensation Plan. This Registration Statement shall be deemed to include any additional shares that may be issued as a result of a stock split, stock dividend or other anti-dilution provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information about the Rubicon Financial Incorporated 2007 Acquisition Stock Plan (the “Acquisition Plan”) and the Rubicon Financial Incorporated 2009 Attorneys Compensation Plan (the “Attorneys Plan”) specified in Part I of this Form S-8 will be sent or given to eligible participants as specified by the Securities and Exchange Commission (the “SEC” or “Commission”) Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act of 1933, as amended. All such documents will be dated and maintained in a “prospectus file” as required by SEC Rule 428(a) and will contain the following legend in a conspicuous place as directed by SEC Rule 428(b)(1):

“This document (or specifically designated portions of this document) constitutes (constitute) part of a prospectus covering securities that have been registered under the Securities Act of 1933.”

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:            Incorporation of Documents by Reference

The following documents filed with the Commission by Rubicon Financial Incorporated, a Delaware corporation (the “Company”), are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

2.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the year ended December 31, 2008;

3.	The Rubicon Financial Incorporated 2007 Acquisition Stock Plan, filed herewith;

4.	The Rubicon Financial Incorporated 2009 Attorneys Compensation Plan, filed herewith; and

5.	The description of common stock contained in the Company’s Current Report on Form 8-K12G3 dated June 13, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the Acquisition Plan and Attorneys Plan are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Officers, Directors, Employees and Agents.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Company.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Title
10.1	Rubicon Financial Incorporated 2007 Acquisition Stock Plan (filed herewith).
10.2	Rubicon Financial Incorporated 2009 Attorneys Compensation Plan (filed herewith).
5.1	Legal opinion of Law Office of Anthony N. DeMint
23.1	Consent of Law Office of Anthony N. DeMint (included in Exhibit 5.1)
23.2	Consent of Weaver & Martin, LLC

Item 9.  Undertakings.     The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, California, on July 29, 2009.

Rubicon Financial Incorporated
(Registrant)

By: /s/ Joseph Mangiapane, Jr.
Joseph Mangiapane, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Mangiapane, Jr.	Chief Executive Officer, (Principal	July 29, 2009
Joseph Mangiapane, Jr.	Executive Officer Principal Financial Officer), Chairman

/s/ Todd Torneo	Director	July 29, 2009
Todd Torneo

/s/ Kathleen McPherson	Director	July 29, 2009
Kathleen McPherson

INDEX TO EXHIBITS

Exhibit No.	Title
10.1	Rubicon Financial Incorporated 2007 Acquisition Stock Plan (filed herewith).
10.2	Rubicon Financial Incorporated 2009 Attorneys Compensation Plan (filed herewith).
5.1	Legal opinion of Law Office of Anthony N. DeMint
23.1	Consent of Law Office of Anthony N. DeMint (included in Exhibit 5.1)
23.2	Consent of Weaver & Martin, LLC